Exhibit 99.3

ST Assembly Test Services Ltd (Incorporated in the Republic of Singapore) Proxy Card

IMPORTANT

1.      For Investors who have used their CPF moneys to buy shares of ST Assembly Test Services Ltd, this document is forwarded to them at the request of their CPF Approved Nominees and is sent solely FOR INFORMATION ONLY.

2.      This Proxy Card is not valid for use by CPF Investors and shall be ineffective for all intents and purposes if used or purported to be used by them.

3.      CPF Investors who wish to vote should contact their CPF Approved Nominees.

I/We,                                                                                                                                                                                                          (Name) of                                                                                                                                                                                  (Address) being a shareholder(s) of ST ASSEMBLY TEST SERVICES LTD (the “Company”) hereby appoint :

Name	Address	NRIC/Passport No.	Proportion of Shareholding (%)

*and/or

or failing him/her, the Chairman of the Extraordinary General Meeting, as my/our proxy, to attend and to vote for me/us on my/our behalf and, if necessary, to demand a poll, at the Extraordinary General Meeting of the Company to be held at 10 Ang Mo Kio Street 65, #04-18/20 TechPoint, Singapore 569059, on                 , 2004 at          a.m., and at any adjournment thereof.

(Please indicate with an “X” in the spaces provided whether you wish your vote(s) to be cast for or against the Resolutions as set out in the Notice of the Extraordinary General Meeting and summarised below. In the absence of any specific directions, the proxy/proxies will vote or abstain as he/they may think fit, as he/they will on any other matter arising at the Extraordinary General Meeting).

	For	Against
Resolution 1: Ordinary Resolution To approve the issuance of Ordinary Shares

Resolution 2: Ordinary Resolution To approve the adoption of the new STATS ChipPAC Substitute Option Plans

Resolution 3: Ordinary Resolution To approve the issuance of STATS Substitute Options

Resolution 4: Ordinary Resolution To approve the supplemental indentures with respect to the ChipPAC Convertible Subordinated Notes

Resolution 5: Ordinary Resolution To approve the appointment of Dr. Robert W. Conn to the Board of Directors

Resolution 6: Ordinary Resolution To approve the appointment of Mr. Dennis P. McKenna to the Board of Directors

Resolution 7: Ordinary Resolution To approve the appointment of Mr. R. Douglas Norby to the Board of Directors

Resolution 8: Ordinary Resolution To approve the appointment of Dr. Chong Sup Park to the Board of Directors

Resolution 9: Ordinary Resolution To approve the amendment of the ST Assembly Test Services Ltd Share Option Plan 1999

Resolution 10: Ordinary Resolution To approve the adoption of the new STATS ChipPAC Ltd. Employee Share Purchase Plan 2004

Resolution 11: Special Resolution To approve the change of name of the Company

Dated this      day of                      2004.

Total Number of Shares Held

Signature(s) of Shareholder(s)/Common Seal *Please delete accordingly. IMPORTANT Please read notes on the reverse

Notes:-

1.	Please insert the total number of ordinary shares (“Shares”) held by you. If you have Shares entered against your name in the Depository Register (as defined in Section 130A of the Companies Act, Chapter 50 of Singapore), you should insert that number of Shares. If you have Shares registered in your name in the Register of Shareholders (i.e. Members), you should insert that number of Shares. If you have Shares entered against your name in the Depository Register and Shares registered in your name in the Register of Shareholders (i.e. Members), you should insert the aggregate number of Shares entered against your name in the Depository Register and registered in your name in the Register of Shareholders (i.e. Members). If no number is inserted, the instrument appointing a proxy or proxies shall be deemed to relate to all the Shares held by you.

2.	A shareholder is a person whose name appears on the Depository Register of The Central Depository (Pte) Limited in Singapore or a person registered in the Company’s Register of Shareholders (Members). A shareholder of the Company entitled to attend and vote at a meeting of the Company is entitled to appoint one or two proxies to attend and vote instead of him. A proxy need not be a shareholder of the Company.

3.	Where a shareholder appoints two proxies, the appointments shall be invalid unless he specifies the proportion of his shareholding (expressed as a percentage of the whole) to be represented by each proxy.

4.	The instrument appointing a proxy or proxies must be deposited at the registered office of the Company at 5 Yishun Street 23, Singapore 768442 not less than 48 hours before the time appointed for the Extraordinary General Meeting.

5.	The instrument appointing a proxy or proxies must be under the hand of the appointor or of his attorney duly authorised in writing. Where the instrument appointing a proxy or proxies is executed by a corporation, it must be executed either under its seal or under the hand of an officer or attorney duly authorised.

6.	A corporation which is a shareholder may authorise by resolution of its directors or other governing body such person as it thinks fit to act as its representative at the Extraordinary General Meeting, in accordance with Section 179 of the Companies Act, Chapter 50 of Singapore.

General:

The Company shall be entitled to reject the instrument appointing a proxy or proxies if it is incomplete, improperly completed or illegible or where the true intentions of the appointor are not ascertainable from the instructions of the appointor specified in the instrument appointing a proxy or proxies. In addition, in the case of Shares entered in the Depository Register, the Company may reject any instrument appointing a proxy or proxies lodged if the shareholder, being the appointor, is not shown to have Shares entered against his name in the Depository Register as at 48 hours before the time appointed for holding the Extraordinary General Meeting, as certified by The Central Depository (Pte) Limited to the Company.